Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY
FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman 610-581-4800 or 610-525-2531 (evening) tpeters@bmtc.com J. Duncan Smith, CFO 610-526-2466 or 610-306-8489 (evening) jdsmith@bmtc.com

BMBC Announces an 8.1% Increase in Third Quarter 2007 Diluted EPS and an 11.9% Increase in Nine Month 2007 Diluted EPS. Credit Quality Remains Strong.

BRYN MAWR, Pa. October 25, 2007—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced financial results for the quarter and nine months ended September 30, 2007.

The Corporation reported third quarter 2007 diluted earnings per share of $0.40, an increase of $0.03 or 8.1% compared with the same period in 2006. Net income for the third quarter of 2007 was $3.455 million, an increase of 6.8% or $220 thousand compared to $3.235 million in last year’s third quarter. Return on average equity (ROE) and return on average assets (ROA) for the quarter ended September 30, 2007, were 15.85% and 1.56%, respectively. ROE was 15.58% and ROA was 1.69% for the same period last year. Solid loan and lease growth, increases in non-interest income and a lower provision for loan and lease losses, partially offset by increased funding costs and incremental costs associated with new business initiatives, contributed to the increase in earnings.

Ted Peters, Chairman and Chief Executive Officer, said “Bryn Mawr Bank Corporation continues to deliver solid results in a challenging banking market. Our earnings growth this quarter was the direct result of a differentiated business model and our efforts to expand our business portfolio and invest in entrepreneurial ventures such as BMT Leasing, our equipment leasing company. We are very pleased with the third quarter’s results.”

Peters continued, “Because of the stability of our business model, the well-publicized national credit crunch has led to opportunities for our residential and other lending units to grow business with desirable borrowers as certain competitors have withdrawn from the market. As a result, the Corporation was able to increase portfolio loans and leases by 16.2% or over $108.1 million since September 30, 2006. The Corporation’s tax equivalent net interest income was up 3.4% for the three months ended September 30, 2007 compared to the same period last year.”

Mr. Peters continued, “Anticipating a one-time gain on the sale of real estate during the first quarter of 2007, we invested in several new business initiatives in the latter part of 2006 continuing through 2007. These initiatives include the September 2006 formation of the equipment leasing company and the fall 2006 start-up of a loan production office in West Chester. The 2007 initiatives include the grand opening of the Corporation’s new Ardmore branch, the roll-out of the Private Banking Group, and the formation of BMT Mortgage Group to augment the Corporation’s existing mortgage operations.”

Other 2007 growth initiatives include investments in additional personnel, product offerings and service enhancements in the Wealth Division with the goal of increasing assets under management and administration. During the third quarter of 2007, an experienced financial planner was hired to enhance the Wealth Division’s overall financial planning services and a new separately-managed investment product was launched. The Corporation is also developing plans to establish a Limited Purpose Trust Company in the State of Delaware in 2008 which will empower the organization to serve as a corporate fiduciary under favorable Delaware statutes, which are more favorable for individuals and families.

Commenting on the wealth management initiatives, Mr. Peters added, “Bryn Mawr Trust has long been known for its powerful wealth management services, and we are making investments to further enhance and differentiate this business. The rollout of our separately-managed investment product platform enables our clients to tap into ‘best of breed’ money managers across a wide range of investment disciplines. At the same time, we are making the wealth management operation a more potent platform for earnings growth. Our planned expansion into Delaware will open up a national market for these product offerings.”

Third quarter 2007 results reflect the financial impact of the current interest rate environment as tax equivalent net interest income grew 3.4% to $8.774 million from $8.484 million in the third quarter of 2006 and 2.0% from $8.605 million in the second quarter of 2007. The increase in tax equivalent net interest income in the third quarter of 2007 compared to the same period last year was the result of a $107.4 million increase or 15.2% increase in quarterly average interest earning assets, partially offset by a 49 basis point decrease in the Corporation’s tax equivalent net interest margin to 4.29% from 4.78%. The increase in tax equivalent net interest income in the third quarter of 2007 compared to the second quarter of 2007 was the result of a very strong $43.6 million increase or 5.7% increase in quarterly average interest earning assets, partially offset by a 20 basis point decrease in the Corporation’s tax equivalent net interest margin to 4.29% from 4.49%.

The Corporation’s 15.2% increase in average earning assets in the third quarter of 2007 compared with the third quarter of 2006 is attributed primarily to the $109.0 million or 16.9% increase in quarterly average loans and leases. At the same time, savings, market rate, time and demand deposit growth over the past nine months has been slightly negative with incremental funding coming from higher-cost wholesale deposits and borrowings. The Corporation expects continued downward pressure on the tax equivalent net interest margin as earning asset growth is expected to continue at a faster rate than growth in the transaction and time deposit accounts mentioned above.

The Corporation reported nine month 2007 diluted earnings per share of $1.22, an increase of $0.13 per share or 11.9% compared to $1.09 per share in the same period of 2006. Net income for the nine month period ended September 30, 2007 was $10.522 million, an increase of 10.7% or $1.014 million, compared to $9.508 million in last year’s first nine months. The primary factor contributing to the increase in earnings for the nine month period was a $0.10 per share or $866 thousand after-tax gain on the sale of real estate that previously served as the Bank’s Wynnewood branch location. Excluding the real estate gain, year to date 2007 diluted earnings per share of $1.12 were up $0.03 or 2.8% from the same period last year and net income of $9.656 million was $148 thousand or 1.6% more than the prior year amount of $9.508 million.

Return on average equity (ROE) and return on average assets (ROA) for the nine months ended September 30, 2007 were 16.58% (15.21% excluding the real estate gain) and 1.69% (1.55% excluding the real estate gain), respectively. ROE was 15.84% and ROA was 1.75% for the same period last year. The tax equivalent net interest margin for the first nine months of 2007 was 4.47% compared with 4.99% in the same period last year.

Total portfolio loans and leases at September 30, 2007 were $775.2 million, an increase of $108.1 million or 16.2% from $667.1 million at September 30, 2006 and an increase of $93.9 million or 13.8% from 2006 year end balances of $681.3 million. Leases at September 30, 2007 of $37.5 million were 4.8% of total portfolio loans and leases and are expected to continue to grow by approximately $2.5 million to $3.5 million per month.

Credit quality on the overall loan and lease portfolio remains strong as total non-performing loans and leases of $856 thousand represent less than 11 basis points of portfolio loans and leases at September 30, 2007. This compares with 24 basis points or $1.6 million at September 30, 2006. The provision for loan and lease losses for the quarter and nine months ended September 30, 2007 were $0 and $490 thousand respectively, compared with $258 thousand and $621 thousand for the same periods last year, respectively. With a full year’s experience in the leasing portfolio, Management re-evaluated its methodology and assumptions in its estimate of the allowance for loan and lease losses as of September 30, 2007. Based on this analysis, Management concluded that certain credit characteristics in the loan and lease portfolio evidenced a lower level of inherent loss than previously estimated and after recording net charge-offs in the quarter of $313 thousand, that the allowance for loan and lease losses was adequate. Although the provision for the quarter ended September 30, 2007 was zero, Management expects that its methodology will result in the need for provisions for loan and leases losses in future reporting periods. At September 30, 2007, the allowance for loan and lease losses of $8.292 million represents 1.07% of portfolio loans and leases compared with 1.19% at December 31, 2006.

Funding from wholesale sources at September 30, 2007 included $114.6 million in wholesale certificates of deposit and $68.5 million in Federal Home Loan Bank (“FHLB”) borrowings. This compares with $20.0 million and $15.0 million in wholesale certificates and FHLB borrowings, respectively, at December 31, 2006.

Non-interest income for the third quarter of 2007 was $5.171 million, an increase of $608 thousand or 13.3% over the $4.563 million in the third quarter of 2006. This increase was partially driven by a $297 thousand or 9.9% increase in Wealth Management revenues to $3.310 million for the quarter ended September 30, 2007 compared with $3.013 million in the same period last year. Also contributing to the increase over last year was $175 thousand of income relating to a $15.0 million May 2007 bank-owned-life-insurance (“BOLI”) transaction and a $90 thousand or 33.6% increase in mortgage loan sale revenue.

For the nine month period ended September 30, 2007, non-interest income excluding the $1.333 million (pre-tax) real estate gain on the Wynnewood property, was $15.048 million, an increase of $1.311 million or 9.5% over the $13.737 million in the same period last year. The primary factor for this increase was year-to-date Wealth Division revenue of $10.020 million which was $839 thousand or 9.1% higher than the same period last year. The balance of the increase in non-interest income was due to BOLI income, stronger mortgage loan sale revenue and a gain on the sale of other real estate owned.

Wealth Management revenues for the quarter ended September 30, 2007 and September 30, 2006 include $141 thousand and $103 thousand, respectively, of fees relating to one institutional client that is being acquired by another financial institution in a business combination. This business combination is expected to close November 16, 2007, according to documents filed with the Securities and Exchange Commission. On a year to date basis, fees related to this institutional client were approximately $500 thousand and $306 thousand for 2007 and 2006, respectively. Wealth assets under Management and Administration at September 30, 2007, December 31, 2006 and September 30, 2006 relating to this client were approximately $423.3 million, $412.4 million and $266.5 million, respectively.

Non-interest expense for the third quarter of 2007 was $8.780 million, an increase of $950 thousand or 12.1% from $7.830 million in the third quarter of 2006. The increase in non-interest expenses is primarily due to personnel costs associated with the new initiatives discussed earlier in this release along with overall benefit expense cost increases and occupancy costs associated with the new Ardmore branch.

For the nine month period ended September 30, 2007, non-interest expense was $25.968 million, an increase of $2.391 million or 10.1% over the $23.577 million in the same period last year. Personnel costs associated with the new business initiatives, Ardmore branch operating costs, advertising costs, and additional professional fees were the primary contributors to this increase in non-interest expenses.

On a sequential basis, diluted earnings per share for the third quarter of 2007 of $0.40 were $0.04 or 11.1% higher than the $0.36 diluted earnings per share in the second quarter of 2007. Net income of $3.455 million for the third quarter of 2007 was 11.8% higher than second quarter 2007 net income of $3.091 million. A $185 thousand increase in net interest income, $240 thousand less in the provision for loan and lease losses and a $107 thousand increase in non-interest income, partially offset by a $27 thousand increase in non-interest expenses were responsible for the increase in third quarter 2007 net income over 2007 second quarter net income.

The Corporation’s effective tax rate for the three and nine month periods ended September 30, 2007 were 32.1% and 32.2%, respectively, compared to 33.5% and 34.0% for the same periods, respectively, in 2006. The decrease in the tax rate in 2007 is partially attributable to tax free income recognized from the May 2007 BOLI transaction.

In other business, the Corporation’s Board of Directors declared a regular quarterly dividend of $0.13 per share, payable December 1, 2007, to shareholders of record as of November 5, 2007.

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Corporation’s Management uses these non-GAAP measures in its analysis of the Corporation’s performance. These non-GAAP measures consist of adjusting net income, non-interest income, diluted earnings per share, ROE, and ROA determined in accordance with GAAP to exclude the effects of the real estate gain in the first quarter of 2007 (i.e. year to date). Management believes that the presentation excluding the impact of the real estate gain in the first quarter of 2007 (i.e. year to date) provides useful supplemental information essential to the proper understanding of the operating results of the Corporation’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

As previously announced, the Corporation will hold an earnings conference call at 9:00 a.m. EDT on Friday, October 26, 2007. Interested parties may participate by calling 973-582-2734 at 8:55 a.m. EDT and referencing conference PIN #9323330. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, November 7, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN is 9323330.

The conference call will be simultaneously broadcast live over the Internet through a web cast on the investor relations portion of the Bryn Mawr Bank Corporation’s website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the web cast will be available within two hours of the conclusion of the call. The Corporation expanded its

Investor Relations section website to include added resources and information for shareholders and interested investors. Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

Bryn Mawr Bank Corporation

Reconcilation of Non-GAAP Information

(dollars in thousands, except per share data)

Three month period ended

	Net Income		Change		Non-interest income		Change
March 31,	2007	2006	$	%	2007	2006	$	%
As reported (GAAP)	$3,976	$3,136	$840	26.8%	$6,146	$4,599	$1,547	33.6%

Non-GAAP adjustment [1]	(866)	—	(866)	(27.6)%	$(1,333)	—	$(1,333)	(29.0)%

Adjusted (Non-GAAP)	$3,110	$3,136	$(26)	(0.8)%	$4,813	$4,599	$214	4.7%

	Diluted earnings per share		Change		ROE		ROA
	2007	2006	$	%	2007	2006	2007	2006
As reported (GAAP)	$0.46	$0.36	$0.10	27.8%	19.36%	16.27%	2.03%	1.83%

Non-GAAP adjustment [1]	$(0.10)	—	$(0.10)	(27.8)%	(4.21)%	0.00%	(0.44)%	0.00%

Adjusted (Non-GAAP)	$0.36	$0.36	$0.00	0.0%	15.15%	16.27%	1.59%	1.83%

Nine month period ended

	Net Income		Change		Non-interest income		Change
September 30,	2007	2006	$	%	2007	2006	$	%
As reported (GAAP)	$10,522	$9,508	$1,014	10.7%	$16,381	$13,737	$2,644	19.2%

Non-GAAP adjustment [1]	(866)	—	(866)	(9.1)%	$(1,333)	—	$(1,333)	(9.7)%

Adjusted (Non-GAAP)	$9,656	$9,508	$148	1.6%	$15,048	$13,737	$1,311	9.5%

	Diluted earnings per share		Change		ROE		ROA
	2007	2006	$	%	2007	2006	2007	2006
As reported (GAAP)	$1.22	$1.09	$0.13	11.9%	16.58%	15.84%	1.69%	1.75%

Non-GAAP adjustment [1]	$(0.10)	—	$(0.10)	(9.1)%	(1.37)%	0.00%	(0.14)%	0.00%

Adjusted (Non-GAAP)	$1.12	$1.09	$0.03	2.8%	15.21%	15.84%	1.55%	1.75%

[1]

The non-GAAP adjustment in the first quarter of 2007 represents the reduction of the effect of the after tax gain on sale of real estate of $866,000. The gain was calculated as the excess of the net sale proceeds over net book value, less income taxes.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data)

September 30, 2007

(unaudited)

	For The Three Months Ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
For the period:
Interest income	$14,147	$13,250	$12,521	$12,446	$12,017
Interest expense	5,448	4,736	4,145	4,021	3,627

Net interest income	8,699	8,514	8,376	8,425	8,390
Provision for loan and lease losses	—	240	250	211	258

Net interest income after provision for loan and lease losses	8,699	8,274	8,126	8,214	8,132

Fees for wealth management services	3,310	3,423	3,287	3,241	3,013
Loan servicing and late fees	276	277	280	283	271
Service charges on deposits	363	356	360	376	388
Net gain on sale of real estate	—	—	1,333	—	—
Net gain on sale of OREO	—	110	—	—	—
Net gain on sale of loans	358	259	280	182	268
BOLI income	175	84	—	—	—
Other operating income	689	555	606	542	623

Noninterest income	5,171	5,064	6,146	4,624	4,563

Salaries and wages	4,536	3,981	4,048	3,982	4,109
Employee benefits	1,056	1,057	1,221	951	887
Occupancy and bank premises	739	712	686	632	636
Furniture fixtures and equipment	522	513	507	481	486
Advertising	237	355	316	238	187
Amortization of mortgage servicing rights	88	77	92	90	88
Professional fees	342	470	401	225	285
Other expenses	1,260	1,588	1,164	1,247	1,152

Noninterest expense	8,780	8,753	8,435	7,846	7,830

Income before income taxes	5,090	4,585	5,837	4,992	4,865
Income tax expense	1,635	1,494	1,861	1,784	1,630

Net income	$3,455	$3,091	$3,976	$3,208	$3,235

Per share data:
Weighted average shares outstanding	8,520,843	8,542,066	8,575,172	8,588,820	8,575,170
Dilutive potential common shares	76,385	112,040	121,519	120,792	109,995

Adjusted weighted average dilutive shares	8,597,228	8,654,106	8,696,691	8,709,612	8,685,165

Basic earnings per common share	$0.41	$0.36	$0.46	$0.37	$0.38

Diluted earnings per common share	$0.40	$0.36	$0.46	$0.37	$0.37

Dividend declared per share	$0.13	$0.12	$0.12	$0.12	$0.12

Effective tax rate	32.12%	32.58%	31.88%	35.74%	33.50%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

September 30, 2007

(unaudited)

	For The Nine Months Ended
	Sep 30, 2007	Sep 30, 2006
For the period:
Interest income	$39,918	$33,460
Interest expense	14,329	8,586

Net interest income	25,589	24,874
Provision for loan and lease losses	490	621

Net interest income after provision for loan and lease losses	25,099	24,253

Fees for wealth management services	10,020	9,181
Loan servicing and late fees	833	843
Service charges on deposits	1,079	1,164
Net gain on sale of real estate	1,333	—
Net gain on sale of OREO	110	—
Net gain on sale of loans	897	772
BOLI income	259	—
Other operating income	1,850	1,777

Noninterest income	16,381	13,737

Salaries and wages	12,565	11,829
Employee benefits	3,334	3,279
Occupancy and bank premises	2,137	1,902
Furniture fixtures and equipment	1,542	1,444
Advertising	908	660
Amortization of mortgage servicing rights	257	258
Professional fees	1,213	791
Other expenses	4,012	3,414

Noninterest expense	25,968	23,577

Income before income taxes	15,512	14,413
Income tax expense	4,990	4,905

Net income	$10,522	$9,508

Per share data:
Weighted average shares outstanding	8,545,828	8,574,420
Dilutive potential common shares	103,315	111,174

Adjusted weighted average shares	8,649,143	8,685,594

Basic earnings per common share	$1.23	$1.11

Diluted earnings per common share	$1.22	$1.09

Dividend declared per share	$0.37	$0.34

Effective tax rate	32.17%	34.03%

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands, except per share data )

September 30, 2007

(unaudited)

For the period end:	2007 3Q	2007 2Q	2007 1Q	2006 4Q	2006 3Q

Asset Quality Data

Nonaccrual loans and leases	$625	$570	$371	$704	$794
90 + days past due loans and leases	231	125	46	119	835

Nonperforming loans and leases	$856	$695	$417	$823	$1,629
OREO	—	—	561	—	—

Nonperforming assets	$856	$695	$978	$823	$1,629

Allowance for loan and lease losses	$8,292	$8,605	$8,366	$8,122	$8,025
Allowance for loan and lease losses / loans and lease	1.07%	1.16%	1.21%	1.19%	1.20%
Allowance for loan and lease losses / nonperforming loans and leases	969%	1,238%	2,006%	987%	493%
Nonperforming loans and leases / portfolio loans	0.11%	0.09%	0.06%	0.12%	0.24%
Nonperforming assets / assets	0.10%	0.08%	0.12%	0.10%	0.21%
Net loan and lease charge-offs (recoveries)	313	1	6	114	12
Net loan and lease charge-offs (annualized) / average loans	0.174%	0.001%	0.004%	0.07%	0.01%

For the period and period end:	2007 3Q	2007 2Q	2007 1Q	2006 4Q	2006 3Q

Selected ratios (annualized):

Return on average assets	1.56%	1.49%	2.03%	1.62%	1.69%
Return on average shareholders' equity	15.85%	14.61%	19.36%	15.01%	15.58%
Yield on interest earning assets*	6.95%	6.97%	6.93%	6.85%	6.82%
Cost of interest bearing funds	3.44%	3.27%	3.08%	2.99%	2.80%
Net interest margin*	4.29%	4.49%	4.65%	4.65%	4.78%
Tier 1 leverage ratio	10.55%	10.95%	11.34%	11.04%	11.12%
Book value per share	$10.43	$10.11	$9.97	$9.62	$9.83
Tangible book value per share	$10.43	$10.11	$9.97	$9.62	$9.83
Period end shares outstanding	8,518,634	8,532,580	8,582,172	8,562,209	8,575,253

Selected data:

Mortgage loans originated	$37,285	$27,490	$28,271	$23,030	$37,860
Mortgage loans sold - servicing retained	$7,588	$3,298	$4,831	$4,242	$6,043
Mortgage loans sold - servicing released	$17,249	$19,521	$14,844	$15,320	$10,867
Mortgage loans serviced for others	$364,684	$367,087	$377,512	$382,141	$385,861

Wealth assets under management / administration	$2,675,252	$2,632,333	$2,522,371	$2,514,824	$2,243,595

*	Yield on interest earning assets and net interest margin are calculated on a tax equivalent basis.

	2007 Year-to-date	2006 Year-to-date

Selected ratios (annualized):

Return on average assets	1.69%	1.75%
Return on average shareholders' equity	16.58%	15.84%
Yield on interest earning assets*	6.95%	6.70%
Cost of interest bearing funds	3.27%	2.14%
Net interest margin*	4.47%	4.99%

Mortgage loans originated	$93,046	104,277
Mortgage loans sold - servicing retained	$15,717	16,668
Mortgage loans sold - servicing released	$51,614	31,250

*	Yield on interest earning assets and net interest margin are calculated on a tax equivalent basis.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data (GAAP)

(Dollars in thousands)

September 30, 2007

(unaudited)

	As of
Balance Sheet For the period ended:	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006

Assets

Interest bearing deposits with banks	$1,002	$520	$407	$532	$544
Fed funds sold	—	2,500	7,885	—	—
Investment securities	43,720	44,817	45,772	48,232	51,399

Loans held for sale	5,757	6,535	7,448	3,726	7,621

Portfolio loans:
Consumer	8,354	7,827	8,073	9,156	8,848
Commercial & industrial	209,516	191,484	179,483	175,278	177,797
Commercial mortgages	221,296	224,696	200,121	198,407	185,234
Construction	70,509	70,209	74,355	74,798	74,949
Residential mortgages	113,705	105,441	105,065	103,572	107,021
Home equity lines & loans	114,298	111,079	107,554	113,068	112,940
Leases	37,545	28,924	16,898	7,012	316

Total portfolio loans and leases	775,223	739,660	691,549	681,291	667,105

Earning assets	825,702	794,032	753,061	733,781	726,669

Cash and due from	21,330	22,533	25,114	61,473	23,921
Allowance for loan and lease losses	(8,292)	(8,605)	(8,366)	(8,122)	(8,025)
Other assets	55,968	56,610	41,113	39,528	40,678

Total assets	$894,708	$864,570	$810,922	$826,660	$783,243

Liabilities and shareholders’ equity

Interest-bearing checking	$123,913	$126,988	$130,447	$143,742	$128,707
Money market	114,572	101,613	107,919	111,338	112,360
Savings	36,121	38,009	40,751	40,441	41,640
Wholesale deposits	114,565	121,750	65,270	19,976	29,963
Time deposits	194,199	186,045	166,967	200,446	179,712

Interest-bearing deposits	583,370	574,405	511,354	515,943	492,382

Non-interest bearing deposits	138,254	154,238	152,926	198,546	145,872

Total deposits	721,624	728,643	664,280	714,489	638,254

Borrowed funds	68,500	35,100	45,000	15,000	46,300
Other liabilities	15,728	14,570	16,061	14,788	14,395
Shareholders' equity	88,856	86,257	85,581	82,383	84,294

Total liabilities and shareholders’ equity	$894,708	$864,570	$810,922	$826,660	$783,243

Balance Sheet (average)

	2007 3Q	2007 2Q	2007 1Q	2006 4Q	2006 3Q

Assets

Interest bearing deposits with banks	$3,172	$568	$486	$500	$807
Fed funds sold	4,884	1,019	2,597	1,291	3,345
Investment securities	44,074	45,394	47,029	51,658	49,103
Loans held for sale	5,465	4,489	3,746	4,312	5,910
Portfolio loans and leases	754,249	716,734	684,870	669,036	645,284

Earning assets	811,844	768,204	738,728	726,797	704,449

Cash and due from	22,306	22,299	24,766	27,030	25,373
Allowance for loan and lease losses	(8,712)	(8,537)	(8,254)	(8,189)	(7,904)
Other assets	54,074	47,460	38,297	40,374	37,267

Total assets	$879,512	$829,426	$793,537	$786,012	$759,185

Liabilities and shareholders’ equity

Interest-bearing checking	$132,180	$131,893	$133,252	$129,400	$132,826
Money market	108,437	104,812	107,978	113,608	109,595
Savings	37,278	39,072	40,143	40,856	42,533
Wholesale deposits	120,222	83,664	31,573	19,957	19,956
Time deposits	192,999	173,279	191,838	193,166	187,083

Interest-bearing deposits	591,116	532,720	504,784	496,987	491,993

Non-interest bearing deposits	148,858	148,105	149,420	152,822	149,465

Total deposits	739,974	680,825	654,204	649,809	641,458

Borrowed funds	37,319	47,720	40,363	35,731	21,380
Other liabilities	15,757	16,041	15,704	15,702	13,966
Shareholders' equity	86,462	84,840	83,266	84,770	82,381

Total liabilities and shareholders’ equity	$879,512	$829,426	$793,537	$786,012	$759,185

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

September 30, 2007

(unaudited)

Balance Sheet (average)

	2007 Year-to-date	2006 Year-to-date
Assets

Interest bearing deposits with banks	$1,419	$646
Fed funds sold	2,842	3,647
Investment securities	45,487	44,739
Loans held for sale	4,930	4,355
Portfolio loans and leases	718,515	619,441

Earning assets	773,193	672,828

Cash and due from	23,116	24,794
Allowance for loan and lease losses	(8,503)	(7,706)
Other assets	46,638	35,511

Total assets	$834,444	$725,427

Liabilities and shareholders' equity

Interest-bearing checking	$132,439	$138,212
Money market	107,077	112,858
Savings	38,820	43,772
Wholesale deposits	78,811	7,200
Time deposits	186,043	166,643

Interest-bearing deposits	543,190	468,685

Non-interest bearing deposits	148,792	149,106

Total deposits	691,982	617,791

Borrowed funds	41,790	13,953
Other liabilities	15,804	13,608
Shareholders' equity	84,868	80,075

Total liabilities and shareholders' equity	$834,444	$725,427

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	3rd Quarter 2007			2nd Quarter 2007			1st Quarter 2007			4th Quarter 2006			3rd Quarter 2006
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$3,172	$42	5.25%	$568	$7	4.94%	$486	$6	5.01%	$500	$7	5.55%	$807	$11	5.41%
Federal funds sold	4,884	65	5.28%	1,019	14	5.51%	2,597	34	5.31%	1,291	17	5.22%	3,345	45	5.34%
Investment securities available for sale:
Taxable	39,090	500	5.07%	40,393	514	5.10%	42,023	529	5.11%	46,618	567	4.83%	44,132	503	4.52%
Tax-exempt	4,984	57	4.54%	5,001	59	4.73%	5,006	58	4.70%	5,040	58	4.57%	4,971	58	4.63%

Investment securities available for sale	44,074	557	5.01%	45,394	573	5.06%	47,029	587	5.06%	51,658	625	4.80%	49,103	561	4.53%

Loans and leases	759,714	13,558	7.08%	721,223	12,747	7.09%	688,616	11,993	7.06%	673,348	11,892	7.01%	651,194	11,494	7.00%

Total interest earning assets	811,844	14,222	6.95%	768,204	13,341	6.97%	738,728	12,620	6.93%	726,797	12,541	6.85%	704,449	12,111	6.82%

Cash and due from banks	22,306			22,299			24,766			27,030			25,373
Less allowance for loan and lease losses	(8,712)			(8,537)			(8,254)			(8,189)			(7,904)
Other assets	54,074			47,460			38,297			40,374			37,267

Total assets	$879,512			$829,426			$793,537			$786,012			$759,185

Liabilities:

Savings, NOW and market rate deposits	$277,895	$1,041	1.49%	$275,777	$977	1.42%	$281,373	$998	1.44%	$283,864	$1,066	1.49%	$284,954	$1,029	1.43%
Wholesale deposits	120,222	1,630	5.38%	83,664	1,132	5.43%	31,573	422	5.42%	19,957	281	5.59%	19,956	278	5.53%
Time deposits	192,999	2,282	4.69%	173,279	1,982	4.59%	191,838	2,184	4.62%	193,166	2,184	4.49%	187,083	2,026	4.30%

Total interest-bearing deposits	591,116	4,953	3.32%	532,720	4,091	3.08%	504,784	3,604	2.90%	496,987	3,531	2.82%	491,993	3,333	2.69%

Short term borrowings	37,319	495	5.26%	47,720	645	5.42%	40,363	541	5.44%	35,731	490	5.44%	21,380	294	5.46%

Total interest-bearing liabilities	628,435	5,448	3.44%	580,440	4,736	3.27%	545,147	4,145	3.08%	532,718	4,021	2.99%	513,373	3,627	2.80%

Noninterest-bearing deposits	148,858			148,105			149,420			152,822			149,465
Other liabilities	15,757			16,041			15,704			15,702			13,966

Total noninterest-bearing liabilities	164,615			164,146			165,124			168,524			163,431

Total liabilities	793,050			744,586			710,271			701,242			676,804

Shareholders’ equity	86,462			84,840			83,266			84,770			82,381

Total liabilities and shareholders’ equity	$879,512			$829,426			$793,537			$786,012			$759,185

Interest income to earning assets	—	—	6.95%	—	—	6.97%	—	—	6.93%	—	—	6.85%	—	—	6.82%

Net interest spread			3.51			3.70			3.85			3.86			4.02
Effect of noninterest-bearing sources			0.78			0.79			0.80			0.79			0.76

Net interest income/ margin on earning assets	—	$8,774	4.29%	—	$8,605	4.49%	—	$8,475	4.65%	—	$8,520	4.65%	—	$8,484	4.78%

Tax equivalent adjustment		$74	0.04%		$91	0.05%		$99	0.05%		$95	0.05%		$94	0.05%

Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

For the Nine months ended September 30,

	2007			2006
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	1,419	56	5.28%	646	24	4.97%
Federal funds sold	2,842	112	5.27%	3,647	128	4.69%
Investment securities available for sale:
Taxable	40,490	1,543	5.10%	39,758	1,225	4.12%
Tax-exempt	4,997	174	4.66%	4,981	177	4.75%

Investment securities available for sale	45,487	1,717	5.05%	44,739	1,402	4.19%

Loans and leases	723,445	38,297	7.08%	623,796	32,165	6.89%

Total interest earning assets	773,193	40,182	6.95%	672,828	33,719	6.70%

Cash and due from banks	23,116			$24,794
Less allowance for loan and lease losses	(8,503)			(7,706)
Other assets	46,638			35,511

Total assets	$834,444			$725,427

Liabilities:

Savings, NOW and market rate deposits	$278,336	$3,015	1.45%	$294,842	$2,784	1.26%
Wholesale deposits	78,811	3,183	5.40%	7,200	298	5.53%
Time deposits	186,043	6,449	4.63%	166,643	4,952	3.97%

Total interest-bearing deposits	543,190	12,647	3.11%	468,685	8,034	2.29%

Short term borrowings**	41,790	1,682	5.38%	13,953	552	5.29

Total interest-bearing liabilities	584,980	14,329	3.27%	482,638	8,586	2.38%

Noninterest-bearing deposits	148,792			149,106
Other liabilities	15,804			13,608

Total noninterest-bearing liabilities	164,596			162,714

Total liabilities	749,576			645,352

Shareholders' equity	84,868			80,075

Total liabilities and shareholders' equity	$834,444			$725,427

Interest income to earning assets	—	—	6.95%	—	—	6.70%

Net interest spread			3.68			4.32
Effect of noninterest-bearing sources			0.79			0.67

Net interest income/ margin on earning assets	—	$25,853	4.47%	—	$25,133	4.99%

Tax equivalent adjustment		$264	0.05%		$259	0.05%

Non-accrual loans are included in the average loan balances.